Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

July 10, 2014

Gordon Sangster
603 Benvenue Avenue
Los Altos, CA 94024

Dear Gordon:

On behalf of Codexis, I am pleased to extend to you this offer of employment as Senior Vice President & Chief Financial Officer reporting to the President & Chief Executive Officer. Your position is a full-time position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9. Your employment is also subject to successful completion of your professional references, background and drug screening, as well as the execution of your Employee Confidential Information and Inventions Assignment Agreement (Attachment A).

Compensation

If you accept this offer and you begin employment with Codexis, you will receive an initial salary of $325,000 per year, payable semi-monthly, which will be subject to all applicable withholdings.

You will also be eligible to participate in the Codexis Executive Incentive Compensation Plan (the "Incentive Plan"). Your Incentive Plan target will be 40% of your Codexis base salary earnings.  If Codexis meets all of its corporate goals for 2014, and you also perform well against your individual and group goals, to be established with your supervisor, you can expect to receive an Incentive Plan payout at or near this target after our Board of Directors’ (the “Board”) approval of our 2014 year-end financial statements.  Based on the Company’s performance and your individual and group’s goal performance, your actual bonus may be more or less than this target, and under certain circumstances there may be no payout. Any Incentive Plan payout you receive will be based on your service during 2014 as a percentage of the full year; and you must be an employee of the Company on the date the bonus is paid. Any payout will be subject to all applicable withholdings.  Please also note that the Incentive Plan does not constitute a contract of employment or alter the “at will” status of your employment. In addition, Codexis reserves the right to modify or terminate the Incentive Plan at any time and for any reason without your consent.

You will also receive a sign-on bonus of $50,000.00, which will be subject to all applicable withholdings and will be paid out in your first 30 days of employment. If within one year of your employment start date (i) you choose to resign employment or (ii) your employment is terminated for cause, you will be required to repay this sign-on bonus within 30 days of your termination. The

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com gross (before withholding) amount of the sign-on bonus that must be repaid will be determined by the following repayment guidelines, which are based on the amount of time that has lapsed between your employment start date and your termination date:

a)	within six months of your employment start date : 100%

b)	between six and twelve months: prorated monthly.

Equity Awards

Stock Options
Subject to approval by the Board, you will be granted an option to purchase 115,000 shares of common stock (the “Option”) at an exercise price equal to the fair market value of the shares on the date the option is granted. The shares subject to the Option will vest one fourth or 25% on the first anniversary of your employment start date and thereafter will vest 1/48th of the shares subject to the Option per month for the following 36 months until the option is 100% vested on the four-year anniversary of your employment start date.

Performance Stock Units
Subject to approval by the Board, you will be granted 50,000 performance stock units (the “PSUs”). There is no exercise price for PSUs. The actual number of PSUs that will be distributed to you upon vesting is contingent upon the satisfaction by Codexis of pre-determined performance criteria. You may not receive any PSUs if the minimum performance criteria are not met. If the minimum performance criteria are met, the PSUs will vest in two, equal annual installments beginning on March 5, 2015.

Restricted Stock Units
Subject to approval by the Board, you will be granted 50,000 restricted stock units (the “RSUs”). There is no exercise price for RSUs. The RSUs will vest in three, equal annual installments beginning on the first anniversary of your employment start date until the RSUs are 100% vested on the three-year anniversary of your employment start date.

General Equity Terms
The Option, PSUs and RSUs will be presented to the Board for approval on August 6, 2014 (assuming your employment start date occurs on or before this date). Vesting of the Option, the PSUs and the RSUs is contingent upon your continued employment through the applicable vesting date. Each of your equity awards will be subject to the terms of the Codexis, Inc. 2010 Equity Incentive Award Plan, and will be conditioned on your acceptance of an appropriate equity agreement for each grant.

Employee Benefits

As a full-time employee, you will be eligible for the Codexis employee benefit plans, which currently include medical, dental, vision, long-term disability and life insurance, as well as a 401(k) plan and flexible time off that allows full-time employees to accrue 20 days of flexible time off each year of employment. For employees working greater than or equal to 20 hours and less than 40 hours per

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com week flexible time off is prorated. Codexis reserves the right to modify or terminate any of these plans at any time and for any reason.

Other Terms and Conditions of Employment

Your employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President and CEO of Codexis, has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and the President to be effective.

Employment with any other entity or for yourself in competition with Codexis, or any direct or indirect subsidiary of Codexis, is not permitted. If you want to take an outside job, please discuss the opportunity with your manager and the Human Resources Department in advance so that a determination can be made if any actual or potential conflict of interest exists.

During the course of your employment you may create, develop or have access to confidential information belonging to Codexis or its customers or partners, including technical, research, financial, business, commercial, personnel or operational information, and/or ideas, trade secrets, know-how, procedures, strategies or plans. You agree that as a condition of your employment with Codexis, you will sign and comply with the Codexis Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached to this letter as Attachment A.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis, including any claims related to any bonus, relocation payments or other compensation, will be finally settled by binding arbitration in accordance with procedures described in Section 12(a) of your Change of Control Severance Agreement. Claims subject to arbitration will include, but will not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate will not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief, pending arbitration, arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration will be waived and forever barred if arbitration is not initiated within one year following the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the JAMS arbitration and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter supersede and replace all prior agreements, understandings, and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

We hope that your association with Codexis will be mutually successful and rewarding, and we look forward to welcoming you aboard. Please indicate your acceptance of this offer by initialing each page and signing this letter below and returning the letter to Kenneth Reed (Codexis HR) by July 15, 2014.

Sincerely,

Codexis, Inc.

By: /s/ John Nichols
John Nicols
President & Chief Executive Officer

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/Gordon Sangster

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

7/11/14         8/18/14
Date          / Start Date

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

ATTACHMENT A

CODEXIS EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT